UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 2, 2022

AST SpaceMobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39040	84-2027232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Midland Intl. Air & Space Port 2901 Enterprise Lane Midland, Texas	79706
(Address of principal executive offices)	(Zip Code)

(432) 276-3966

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ASTS	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Class A common stock at an exercise price of $11.50	ASTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On July 2, 2022, AST & Science, LLC (“AST LLC”), a subsidiary of AST SpaceMobile, Inc. (“AST SpaceMobile” or the “Company”) along with the other sellers identified therein, entered into a share sale and purchase agreement, dated as of July 2, 2022 (the “Share Sale and Purchase Agreement”) for the sale of its 51% interest in its subsidiary, UAB NanoAvionics (“Nano”), to Kongsberg Defence & Aerospace AS, a private limited liability company incorporated under the laws of Norway (the “Buyer”) (the “Share Sale”). The Share Sale and Purchase Agreement provides for a purchase price of no less than €65.0 million in total enterprise value for the purchase of Nano, which is estimated to result in cash consideration to AST LLC for the sale of its Nano shares of approximately €27 million (estimated on an indicative basis using Nano’s May 2022 balance sheet accounts). The consideration is subject to customary working capital and net debt adjustments.

The parties have made customary representations, warranties and covenants in the Share Sale and Purchase Agreement. Subject to certain exceptions, AST LLC and the other sellers have each agreed, among other things, to covenants relating to the conduct of Nano’s business during the period between the execution of the Share Sale and Purchase Agreement and the consummation of the Share Sale.

The completion of the Share Sale is subject to certain customary closing conditions, including, receipt of all required regulatory approvals, including investment screening approval, and, if required, approval by the Committee on Foreign Investment in the United States (“CFIUS”), and the absence of any court, governmental or regulatory authority of any judgement, rule, statute, regulation or other order that would prohibit the transfer of any Sale Shares to the Buyer. The obligation of each party to consummate the Share Sale is also conditioned upon (i) performance and compliance by the other party in all material respects with its pre-closing obligations under the Share Sale and Purchase Agreement and (ii) the accuracy of the warranties of the other party as of the date of the Share Sale and Purchase Agreement and as of the closing of the Share Sale (subject to customary materiality qualifiers). The consummation of the Share Sale is not subject to a financing condition. The Share Sale is expected to close in the third quarter of 2022.

In connection with closing of the Share Sale, AST LLC is expected to enter into a cooperation agreement with Nano relating to ongoing commercial arrangements following closing of the Share Sale.

In addition, pursuant to the terms of the Share Sale and Purchase Agreement, InMotion Holdings, LLC, a Delaware limited liability company (“InMotion”) wholly-owned by Abel Avellan, the Company’s Chief Executive Officer and Chairman of the Board, will receive approximately €7.7 million on account of the option it holds to acquire shares of Nano. The Company has no interest in these shares.

The foregoing description of the Share Sale and Purchase Agreement, the Share Sale and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the actual Share Sale and Purchase Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Share Sale and Purchase Agreement, dated as of July 2, 2022 by and between Kongsberg Defence & Aerospace AS, a private limited liability company incorporated under the laws of Norway and Vytenis Buzas, Linas Sargautis, AST & Science, LLC and InMotion Holdings, LLC as the Sellers

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2022

AST SPACEMOBILE, INC.

By:	/s/ Sean R. Wallace
Name:	Sean R. Wallace
Title:	Chief Financial Officer